News Release

Exhibit 99.1

Contact Information:
Jim Burke
Media Relations
Jim.Burke@L3Harris.com
321-727-9131

L3Harris Technologies Signs Definitive Agreement to Sell Its Airport Security Business to Leidos for $1 Billion

MELBOURNE, Fla., Feb. 4, 2020 — L3Harris Technologies (NYSE:LHX) today announced the signing of a definitive agreement under which Leidos (NYSE:LDOS) will acquire L3Harris’ airport security and automation business for $1 billion in cash. The transaction is expected to close in mid-2020 and is conditioned on customary closing conditions, including receipt of regulatory approvals.

“Today’s announcement represents a significant milestone in L3Harris’ strategic priority to reshape our portfolio following last year’s L3 and Harris merger,” said William M. Brown, Chairman and CEO, L3Harris. “The agreement provides a stable path forward for the Security & Detection Systems and MacDonald Humfrey Automation businesses, while enabling L3Harris to focus its resources on core technologies.”

Proceeds from the divestiture are expected to be used to repurchase shares and offset dilution.

With annual revenues of approximately $500 million, L3Harris’ Security & Detection Systems and MacDonald Humfrey Automation solutions are used by the aviation and transportation industries, regulatory and customs authorities, government and law enforcement agencies, and commercial and other high-security facilities.

About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $18 billion in annual revenue and 50,000 employees, with customers in 130 countries. L3Harris.com.

About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil, and health markets. The company’s 36,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $10 billion for the fiscal year ended December 28, 2018. Leidos.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include but are not limited to anticipated timing of the closing of the transaction and the anticipated use of proceeds. The company cautions investors that any forward-looking statements are subject to risks and uncertainties (many of which are difficult to predict and generally beyond the company’s control) that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the forward-looking statements or historical performance: delays in, or failures in respect of, anticipated satisfaction of closing conditions or the ability to obtain regulatory approvals and satisfy other closing conditions in a timely manner or at all, and other potential uses of proceeds. The forward-looking statements speak only as of the date of this press release, and the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Advisors
Evercore is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel on the transaction for L3Harris.

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